EXHIBIT 10.2

FIRST AMENDMENT TO PROMISSORY NOTE
THIS FIRST AMENDMENT TO PROMISSORY NOTE (as amended, restated, replaced, supplemented or otherwise modified from time to time by a writing between the parties hereto, this “Amendment”) is entered into as of this 24th day of July, 2014, by and between NWRA VENTURES I, LLC, a Delaware limited liability company, having an address at c/o Five Mile Capital Partners, LLC, 301 Tresser Boulevard, 3 Stamford Plaza, 12th Floor, Stamford, CT 06901 (together with its successors and assigns, collectively, “Payee”), and IMH FINANCIAL CORPORATION, a Delaware corporation, having an address at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253 (“Maker”).
W I T N E S S E T H :
WHEREAS, Maker entered into that certain Promissory Note, dated as of June 7, 2011, in favor of Payee in the original principal amount of FIFTY MILLION and 00/100 DOLLARS ($50,000,000.00) (the “Note”);
WHEREAS, Maker and Payee now desire to amend the Note as hereinafter set forth.
NOW, THEREFORE, Maker and Payee, intending to be legally bound, hereby enter into this Amendment subject to the following terms, conditions and provisions:
1.Amendment of Note.

a.
The definition of “Stated Maturity Date” in the preamble of the Note is hereby amended by deleting the text “June 6, 2016” and replacing it with “July 22, 2015”; provided, however, that for all purposes under Paragraph 6 of the Note, the Stated Maturity Date shall be deemed to be June 6, 2016.

b.
The final sentence of the first paragraph of Section 6 of the Note is hereby deleted in its entirety and replaced in its entirety with the following: “Except in the event of Borrower’s payment of the Negotiated Payoff Amount (as defined in the NPO), and the satisfaction of all other NPO Conditions (as defined in the NPO), all in accordance with the terms of that certain Negotiated Payoff Agreement by and between Lender, Borrower, and other Borrower Parties (as defined in the NPO), effective April 3, 2014, as amended by that certain Amendment to Negotiated Payoff Agreement, effective April 29, 2014, that certain Second Amendment to Negotiated Payoff Agreement, effective April 30, 2014, that certain Third Amendment to Negotiated Payoff Agreement, effective May 30, 2014, that certain Fourth Amendment to Negotiated Payoff Agreement, effective June 4, 2014, that certain Fifth Amendment to Negotiated Payoff Agreement, effective June 6, 2014, that certain Sixth Amendment to Negotiated Payoff Agreement, effective June 11, 2014, that certain Seventh Amendment to Negotiated Payoff Agreement, effective June 13, 2014, that certain Eighth Amendment to Negotiated Payoff Agreement, effective June 18, 2014, that certain Ninth Amendment to Negotiated Payoff Agreement, effective June 23, 2014, that certain Tenth Amendment to Negotiated Payoff Agreement, effective June

25, 2014, that certain Eleventh Amendment to Negotiated Payoff Agreement, effective June 30, 2014, that certain Twelfth Amendment to Negotiated Payoff Agreement, effective July 1, 2014, that certain Thirteenth Amendment to Negotiated Payoff Agreement, effective July 2, 2014, that certain Fourteenth Amendment to Negotiated Payoff Agreement, effective July 7, 2014, that certain Fifteenth Amendment to Negotiated Payoff Agreement, effective July 8, 2014, that certain Sixteenth Amendment to Negotiated Payoff Agreement, effective July 9, 2014, and that certain Seventeenth Amendment to Negotiated Payoff Agreement, effective July 21, 2014 (collectively, the “NPO”), the prepayment premium (the “Prepayment Premium”) payable in connection with any prepayment of the Principal Balance in accordance with the provisions of this Section 6 shall be calculated on the assumption that Payee would have elected Deferred Interest for the portion of Base Interest eligible for such election with respect to the period commencing on the applicable prepayment date and ending on the Stated Maturity Date, and shall be equal to an amount determined by: (A) calculating the sum of the present values of (i) the Principal Balance, (ii) the Current Pay Interest which would have accrued and become due and payable pursuant to this Note on (x) the Quarterly Payment Dates during the period commencing on the applicable prepayment date and ending on the Stated Maturity Date and (y) the Stated Maturity Date, (iii) the Deferred Capitalized Interest which would have accrued pursuant to this Note during the period commencing on the applicable prepayment date and ending on the Stated Maturity Date and which would have been due on the Stated Maturity Date, and (iv) the Modified Prepayment Exit Fee, by discounting (on a quarterly basis), as of the applicable prepayment date, such payments referred to in clauses (i), (ii), (iii) and (iv) of this sentence from their scheduled payment dates (i.e., the Quarterly Payment Dates and the Stated Maturity Date in the case of such Current Pay Interest, and the Stated Maturity Date in the case of the Principal Balance, such Deferred Capitalized Interest and the Modified Prepayment Exit Fee) back to the applicable prepayment date, utilizing the Discount Rate (as hereinafter defined in this Section 6), and (B) subtracting from the sum calculated pursuant to the provisions of Clause (A) the aggregate amount of the Principal Balance and Modified Prepayment Exit Fee being paid on the applicable prepayment date; provided, that, if Payee elects, in its sole and absolute discretion, to accept a partial prepayment of the Principal Balance, then the result of the sum calculated above in this Section 6 shall be multiplied by a fraction, the numerator of which shall be equal to the portion of the Principal Balance which Payee has elected to accept in cash, and the denominator of which shall be equal to the aggregate Principal Balance on the date of prepayment).”

c.	Paragraph 7 of the Note is hereby deleted in its entirety and replaced in its entirety with the following: “Intentionally omitted.”

d.	Paragraph 8 of the Note is hereby deleted in its entirety and replaced in its entirety with the following: “Intentionally omitted.”

e.	Paragraph 9 of the Note is hereby deleted in its entirety and replaced in its entirety with the following: “Intentionally omitted.”

f.
Paragraph 20 of the Note is hereby amended by deleting the following sentence therein in its entirety: “Maker specifically acknowledges and agrees that any rights, remedies or monetary claims (including, without limitation, damage claims and indemnity claims) of any kind arising under or in any way related to the provisions of the Loan Agreement that address the Conversion Right and the exercise by Payee of the Conversion Right are (except as otherwise expressly provided to the contrary in the Loan Agreement) independent of and unrelated in any manner whatsoever to Maker’s obligation to pay the Debt and to perform its obligations under the Note, the Loan Agreement and the other Loan Documents.”

2.
Effectiveness of the Note. Except as expressly provided in this Amendment, all of the terms, provisions, covenants and conditions of the Note shall be and remain in full force and effect as written, unmodified hereby. Maker hereby further ratifies and acknowledges the continuing validity and enforceability of the Note as herein modified and the obligations evidenced thereby. In the event of any conflict between the terms, provisions, covenants and conditions of this Amendment and the Note, this Amendment shall control. Unless otherwise defined herein, all capitalized terms as used herein shall have the meanings given to such terms in the Note.

3.
Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same agreement. In addition, the parties may execute separate signature pages, and such signature pages (and/or signature pages which have been detached from one or more duplicate original copies of this Amendment) may be combined and attached to one or more copies of this Amendment so that such copies shall contain the signatures of all of the parties hereto.

4.	Applicable Law. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York without reference to principles of conflicts of law.

5.
Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, Maker and Payee have duly executed this Amendment as of the day and year first above written.

MAKER:

IMH FINANCIAL CORPORATION

By:	/s/Steven T. Darak
Name:	Steven T. Darak
Title	Chief Financial Officer

PAYEE:

NWRA VENTURES I, LLC

By:	/s/Scott Leitman
Name:	Scott Leitman
Its:	Authorized Signatory